Exhibit 4.33

Addendum No.1
Bareboat Charter Party
dated 24th July 2024
(the "Charter")
Between

Synthesea Maritime Co. as Charterers
Onishi Kaiun Co., Ltd. and Ocean West Shipping S.A., as Owners
in respect of the vessel

M/V “Ikan Kerapu” tbr “Synthesea”

It has today been agreed that both the Charterers and the Owners have an option to extend the bareboat-period by 2 years (the "Option Period"). The Charterers need to declare their intention to exercise such option within 56 months after the Charter has commenced. If they do not declare their intention to exercise the option within the period set out above, the Owners may exercise their option to extend the Charter declarable within 57 months after the Charter has commenced. If either party exercises their option to extend the Charter by two (2) years, following terms shall apply:

Charter hire:

During the Option Period, the charterers shall pay Hire as follows.

・6th – 7th year
Fixed Rate: USD136,364 per month; plus
Floating Part: (Margin (2.70%) + 3month CME TERM SOFR) x Loan Outstanding x Number of days/360

Insurance (Clause 42)

The Charterers undertake with the Owners that throughout the extended Charter Period to keep the Vessel insured as follows:-

(a)	(b)
Year	Minimum Insured Value
6	USD 10,799,976
7	USD 8,999,971

Loan Outstanding Table (Clause 45)

(In USD)
6th Year	61th Month	9,818,160	7th Year	73th Month	8,181,792
6th Year	62th Month	9,681,796	7th Year	74th Month	8,045,428
6th Year	63th Month	9,545,432	7th Year	75th Month	7,909,064
6th Year	64th Month	9,409,068	7th Year	76th Month	7,772,700
6th Year	65th Month	9,272,704	7th Year	77th Month	7,636,336
6th Year	66th Month	9,136,340	7th Year	78th Month	7,499,972
6th Year	67th Month	8,999,976	7th Year	79th Month	7,363,608
6th Year	68th Month	8,863,612	7th Year	80th Month	7,227,244
6th Year	69th Month	8,727,248	7th Year	81th Month	7,090,880
6th Year	70th Month	8,590,884	7th Year	82th Month	6,954,516
6th Year	71th Month	8,454,520	7th Year	83th Month	6,818,152
6th Year	72th Month	8,318,156	7th Year	84th Month	6,681,788
			Balloon		6,545,424

Otherwise, all other terms and conditions of Bareboat Charter Party (the "Charter") dated 24th July 2024 agreed between Synthesea Maritime Co. as charterers and Onishi Kaiun Co., Ltd. and Ocean West Shipping S.A. as owners with its rider clauses and any addendums there to shall remain unaltered and in full force and effect.

Onishi Kaiun Co., Ltd.	Synthesea Maritime Co.
Signature (Owner)	Signature (Charterer)

/s/ Shotaro Onishi	/s/ Stavros Gyftakis

Name: Stavros Gyftakis
Name: Shotaro Onishi	Title: Director
Title: Director
Ocean West Shipping S.A.
Signature (Owner)

/s/ Shotaro Onishi
Name: Shotaro Onishi
Title: Director/Secretary